Exhibit (k)(6)

DISTRIBUTION AGREEMENT

This Agreement is made as of [•], 2013, by and among Ares Capital Management II LLC, a Delaware limited liability company (the “Adviser”), and Destra Capital Investments LLC, a Delaware limited liability company (“Destra”).

WHEREAS, Ares Multi-Strategy Credit Fund, Inc. (the “Fund”) has filed a notification on Form N-8A of registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and a registration statement on Form N-2, as amended (the “Registration Statement”), relating to the initial public offering of shares of common stock of the Fund (the “Common Shares”, and such offering, the “Offering”);

WHEREAS, the Fund is expected to be operated as a closed-end management investment company under the 1940 Act;

WHEREAS, the Adviser serves as the investment adviser to the Fund; and

WHEREAS, the Adviser wishes to retain Destra to provide the distribution and marketing services set forth herein under the terms and conditions stated herein, and Destra is willing to provide such services for the compensation set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.                                      APPOINTMENT. The Adviser hereby retains Destra to furnish, and Destra hereby agrees to furnish, in accordance with the highest commercial standards, the services set forth in Section 2 below.

2.                                      SERVICES AND DUTIES OF DESTRA. At such times and to the extent that the Adviser or the Fund may reasonably request, Destra will use its reasonable best efforts to assist the Fund and the Adviser with the distribution of the Common Shares in the Offering by:

(a)                                 making a reasonable number as to be mutually and reasonably agreed by Destra and the Adviser of  both external wholesalers and internal wholesalers available to aid in the distribution of the Common Shares and to generally provide wholesale services with respect to the Common Shares;

(b)                                 providing such assistance as the Adviser or the Fund may reasonably request in connection with structuring the Fund and its investment strategies and policies, in conjunction with discussions with the lead managing underwriters, and developing and coordinating a targeted “road show” with respect to the Offering;

(c)                                  preparation or customizing marketing materials for use by, and presentations to the sales networks at, broker-dealers that have agreed to distribute the Common Shares;

(d)                                 organizing and hosting meetings with key financial advisers at such broker-dealers, analysts and other entities that participate in the initial distribution of closed-end funds;

(e)                                  making such written and other reports and recommendations to the Fund and the Adviser with respect to the distribution of the Common Shares as the Adviser or the Fund may reasonably request;

(f)                                   replying to requests for information from broker-dealers concerning the Fund, the Offering or the Common Shares;

(g)                                  preparing, and discussing with representatives of the Adviser, the Fund, and the lead underwriters of the Offering the sales materials of the Fund,  including with respect to the compliance of the content of such sales materials with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) or any state securities authority; and the filing of any sales materials with the SEC, FINRA, and any other regulatory authority;

(h)                                 assisting in the drafting of press releases in connection with the Offering and providing sales support and marketing services customary for an offering of common shares of a closed-end management investment company; and

(j)                                    providing such other services with respect to the distribution of the Common Shares as the Adviser or the Fund may reasonably request from time to time.

Destra acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Adviser, the Fund or the Common Shares other than (i) information contained in the Fund’s Registration Statement (or such other information approved in writing by the Adviser or the Fund for use by Destra in connection with the performance of the services provided by Destra hereunder), (ii) the preliminary prospectus printed and made available by the Fund for use in connection with the Offering and the related marketing efforts, (iii) any sales literature and advertising materials approved in writing by the Adviser or the Fund for use by Destra in connection with the performance of the services provided by Destra hereunder and (iv) other information approved in writing by the Adviser or the Fund for use by Destra in connection with the performance of the services provided by Destra hereunder.

3.                                      COMPLIANCE WITH THE FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, Destra will act in conformity with the provisions of the Registration Statement related to Destra’s services in connection with the distribution of the Common Shares, and in accordance with the directions of the Adviser and the Fund, and will conform to, and comply with, the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal, state and foreign laws and regulations.

4.                                      EXCLUSIVITY. The services of Destra hereunder are not deemed to be exclusive, and Destra and its officers, employees and affiliates may, without the prior written consent of the Adviser or the Fund, render such services to others, except that during the term of this Agreement: (i) Destra will not launch, or aid in launching, in the public markets any other registered closed-end fund offering with an investment strategy similar to that of the Fund during the period from the launch of the Offering through the closing of the Offering (including the expiration of any “Green Shoe” period), without the prior written consent of the Adviser and (ii) Destra will make the Fund the sole focus of Destra’s distribution services for closed-end funds the strategy of which is investing in debt in any material respect for the period from the launch of the Offering through the closing of the Offering (including the expiration of any “Green Shoe” period); provided, however, that the foregoing shall not prohibit Destra’s filing, or aiding in the filing of a Registration Statement for such a closed-end fund following the closing of the Offering (exclusive of any “Green Shoe” period) or entering into an agreement to provide services similar to those under this Agreement for such closed-end fund the offering of shares of which shall occur during a period other than the period from the launch of the Offering through the Closing of the Offering (including the expiration of any “Green Shoe” period) .  For greater certainty, the “launch of the Offering” for purposes of this Agreement is the date that the Fund’s preliminary prospectus is printed and made available by the Fund for use in connection with the Offering and the related marketing efforts.

5.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF DESTRA.

(a)                                 Destra represents and warrants that (i) it has obtained all necessary registrations, licenses and approvals in order to perform the services contemplated by this Agreement and (ii) is registered as a broker-dealer with the SEC and is in good standing with FINRA. Destra covenants to maintain all necessary registrations, licenses and approvals to perform the services contemplated by this Agreement in effect during the term of this Agreement.

(b)                                 Destra agrees that it shall promptly notify the Adviser and the Fund (i) in the event that the SEC, FINRA or any other authority (including any self-regulatory or state authority) has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change of control of Destra or any change in the senior management of Destra or (iii) of any change to Destra that may be reasonably expected to adversely affect its ability to perform the services contemplated by this Agreement.

(c)                                  Destra represents and warrants that (i) it is a validly existing entity and has full limited liability company power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which Destra is a party or by which Destra is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)                                 Destra acknowledges that it shall act as an independent contractor in providing services pursuant to this Agreement.

(e)                                  Destra acknowledges and agrees that neither the Adviser nor the Fund, nor the legal or accounting advisors to the Adviser or the Fund,  is an advisor to Destra as to legal, tax, accounting or regulatory matters in any jurisdiction and Destra shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the services contemplated hereby.

(f)                                   Destra represents and warrants that (i) it has not compensated, directly or indirectly, any third party in connection with securing the Adviser as a client and (ii) it will not shares its fees with any third party, without the prior written consent of the Adviser and the Fund.

6.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISER.

(a)                                 The Adviser agrees with Destra that it shall promptly notify Destra (i) in the event that the SEC or any other regulatory authority has censured in writing the Adviser’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions, (ii) in the event that there is a change of control of the Adviser or (iii) of any change to the Adviser that materially and adversely affects the Adviser’s ability to perform its obligations under this Agreement.

(b)                                 The Adviser represents and warrants to Destra that (i) it is a validly existing entity and has full limited liability company power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms, (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Adviser is a party or by which the Adviser is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it and (iv) the Adviser will be registered prior to the consummation of the Offering as an investment adviser under the Investment Advisers Act of 1940, as amended, and in any state where registration as such is required.

7.                                      COMPENSATION. As compensation for the services to be provided by Destra under this Agreement, the Adviser shall pay to Destra a distribution fee, due and payable upon the closing date of the Offering (the “Closing”), in an amount equal to (i) 0.15% (15 bps) of the first $350 million aggregate offering amount of Common Shares sold in the Offering, (ii) 0.18% (18 bps) of the next $125 million aggregate offering amount of Common Shares sold in the Offering, (iii) 0.20% (20 bps) of the next $125 million aggregate offering amount of Common Shares sold in the Offering, and (iv) 0.23% (23 bps) of the aggregate offering amount of Common Shares sold in the Offering in excess of $600 million, in all cases including any Common Shares sold pursuant to the exercise by the underwriters of their “Green Shoe” option.

8.                                      REIMBURSEMENT OF EXPENSES.

(a)                                 Within 30 days following the earlier to occur of (i) the completion of the Offering, including any proposed “Green Shoe” period and (ii) the determination by the lead underwriters of the Offering that the Offering will not be completed, the Adviser shall pay or reimburse Destra for all Destra Road Show Expenses.

(b)                                 In the event that this Agreement is terminated prior to the Closing, other than pursuant to Section 11(a)(ii), the Adviser shall bear one hundred percent (100%) of any Destra Road Show Expenses. In the event that this Agreement is terminated prior to the Closing pursuant to Section 11(a)(ii),

Destra shall bear one hundred percent (100%) of any Destra Road Show Expenses.

(c)                                  As used in this Section 8:

“Destra Road Show Expenses” means, and is limited to, reasonable and documented out-of-pocket expenses incurred by Destra in connection with the road show for the Offering (including for travel, lodging, meals, printing, shipping and mailing) up to $400,000 in the aggregate.  For the avoidance of doubt, Destra Road Show Expenses shall not include, without the prior written consent of the Adviser, any expenses incurred for the chartering of planes or following the completion of the road show.

(d)                                 Any obligation of the Adviser to reimburse any expenses to Destra for Destra Road Show Expenses will be satisfied by payment or reimbursement by or on behalf of the Fund of the required amount to Destra, subject to applicable law. Except as provided in this Section 8, Destra shall not be entitled to be reimbursed by the Adviser or the Fund or any of their affiliates for any other expenses.

9.                                      LIMITATION OF LIABILITY OF DESTRA. Destra will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Adviser or the Fund  in connection with the performance of Destra’s duties under this Agreement, except a loss directly or indirectly resulting from willful misfeasance, bad faith or gross negligence on Destra’s part in the performance of its duties, from the reckless disregard by Destra of its duties under this Agreement or the material breach by Destra of any of its obligations, representations, warranties or covenants hereunder (including, for the avoidance of doubt, Section 5) (“Destra Disabling Conduct”).

The Adviser agrees to indemnify, defend and hold harmless Destra, and any person who controls Destra within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Destra Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) which Destra Indemnified Persons may incur arising out of or relating to (i) Adviser Disabling Conduct (as defined below) or (ii) the Adviser’s failure to comply, on behalf of itself and the Fund, with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Destra Disabling Conduct.

10.                               LIMITATION OF LIABILITY OF ADVISER AND FUND . Neither the Adviser nor the Fund will be liable for any act or omission or for any error of judgment or for any loss suffered by Destra in connection with the performance of the Adviser’s duties under this Agreement, except (in the case of the Adviser and not the Fund) for a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser’s part in the performance of its duties, from the reckless disregard by it of its duties under this Agreement or the material breach by the Adviser of any of its obligations, representations, warranties or covenants hereunder (including, for the avoidance of doubt, Section 6) (“Adviser Disabling Conduct”).

Destra agrees to indemnify, defend and hold harmless the Adviser and the Fund, each of their officers, directors and agents, and any person who controls the Adviser or the Fund within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Adviser Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel for each of the Adviser and the Fund incurred in connection therewith) that any Adviser Indemnified Persons may incur arising out of or relating to (i) Destra Disabling Conduct or (ii) Destra’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Adviser Disabling Conduct.

11.                               TERMINATION.

(a)                                 This Agreement may be terminated solely as follows:

(i)                                     by Destra in the event of a material breach of this Agreement by the Adviser, upon 10 days’ prior written notice to the Adviser and the Fund; provided, however, that a determination by the lead underwriters that the Offering will not be completed shall not be deemed to be a material breach of this Agreement;

(ii)                                  by the Adviser in the event of a material breach of this Agreement by Destra, upon 10 days’ prior written notice to Destra; provided, however, that a determination by the lead underwriters that the Offering will not be completed shall not be deemed to be a material breach of this Agreement;

(iii)                           by the express written mutual agreement of all of the parties hereto (including, but not limited to, following a determination based upon discussions with prospective lead managing underwriters that the Offering is not likely to occur within the time frame set forth in (v) below); and

(iv)                              by any of the parties on or after [     ](1), if the Offering has not commenced by that date.

(b)                                 Upon termination of this Agreement other than pursuant to Section 11(a)(ii), the Adviser shall promptly pay to Destra the Destra Road Show Expenses contemplated by Section 8(b).  The Adviser shall owe no other fees or amounts upon termination to Destra.

(c)                                  Sections 9, 10 and 12 through 24 shall survive any termination of this Agreement.

12.                               AMENDMENT OF THIS AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

13.                               CONFIDENTIALITY. Destra and the Adviser each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of Destra, of the Fund and shareholders of the Fund, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party from which the confidential information originates or (ii) such disclosure is required by applicable laws, rules, and regulations (including, for the avoidance of doubt, disclosures required in any document filed, provided or furnished with or to the SEC or other regulatory authority), or such disclosure is made in response to a valid request by a regulatory authority. If Destra is required or requested to disclose confidential information of the Adviser or the Fund pursuant to (ii) above, Destra shall immediately notify the Adviser or the Fund, as the case may be, in order to provide the Adviser or the Fund, as the case may be, the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.  For purposes of this Agreement, “confidential information” does not include information which, without any breach of Destra, the Fund or the Adviser of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2), is in such the possession of Destra, the Fund or the Adviser (as the case may be) prior to disclosure, (3) is independently developed by Destra, the Fund or the Adviser (as the case may be) outside the

(1)  To be three months from the date hereof.

scope of this Agreement and without use of confidential information or (4) is rightfully obtained by Destra, the Fund or the Adviser (as the case may be) from third parties who have no duty of confidentiality to the Adviser, the Fund or Destra, respectively.

14.                               GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws of any jurisdiction to the contrary.

15.                               SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto agrees that it shall bring any action or proceeding in respect of any questions, claims, disputes, remedies or damages arising out of or related to this Agreement or the transactions contained in or contemplated hereby exclusively in the United States District Court for the District of Delaware or any Delaware State court sitting in New Castle County (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject hereof (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives and agrees not to assert any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS

16.                               BOOKS AND RECORDS

(a)                                 In compliance with the requirements of the 1940 Act, Destra hereby agrees that all records which it may maintain for the Fund or the Adviser are the property of the Adviser or the Fund, as the case may be, and further agrees to surrender promptly to the Adviser or the Fund, as the case may be, any of such records upon request.

(b)                                 Destra hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that Destra renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Adviser and/or the Fund are being conducted in a manner consistent with applicable laws and regulations. Subject to the proviso below, if Destra is required or requested to provide any information or reports to regulatory authorities, Destra shall immediately notify the Adviser and the Fund in order to provide the Adviser and the Fund the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and Destra agrees to provide reasonable assistance to the Adviser and the Fund in seeking to prevent the release of the information, in each case; provided, that such disclosure by Destra is not prohibited by applicable law.

17.                               BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and the Fund and their respective successors and assigns and, except as specifically contemplated herein with respect to Destra Indemnified Persons and Adviser Indemnified Persons, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except the Fund.  For the avoidance of doubt, the Fund is an express third-party beneficiary of this Agreement.

18.                               BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of other parties hereto; provided, that, subject to applicable law, the Adviser may assign its rights or obligations, in whole or in part, under this Agreement to the Fund.  Any assignment not in accordance with this Section 17 shall be void ab initio.

19.                               EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

20.                               ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

21.                               WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

22.                               CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

23.                               SEVERABILITY. If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable by a final decision of a court of competent jurisdiction, statute, rule, regulation, law or ordinance, the parties hereto shall negotiate in good faith to replace such provision with a legal, suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provisio and the remaining provisions of this Agreement shall remain in full force and effect.

24.                               NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent:

If to the Adviser, to:

Ares Capital Management II LLC

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

With copies emailed to:	weiner@aresmgmt.com
dhall@aresmgmt.com

If to the Fund, to:

Ares Multi-Strategy Credit Fund, Inc.

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

With copies emailed to:	weiner@aresmgmt.com
dhall@aresmgmt.com

If to Destra, to:

Destra Capital Investments LLC

901 Warrenville Road, Suite 15

Lisle, Illinois 60532

With copies emailed to:	nick.dalmaso@destracaptial.com
thomas.hale@destracapital.com

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IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

ARES CAPITAL MANAGEMENT II LLC

By:
Title:

DESTRA CAPITAL INVESTMENTS LLC

By:
Title: